ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated September 26, 2014

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

Linked to the iShares® MSCI Emerging Markets ETF due on or about September 30, 2016

Linked to the iShares® Russell 2000 ETF due on or about September 30, 2016

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific exchange-traded fund (the "Fund"). The Securities are designed for investors who believe that the price of one share of the applicable Fund will remain flat or increase during the term of the Securities. If the applicable Fund closes at or above the applicable Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-11-I under "General Terms of Securities — Anti-Dilution Adjustments") on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus the applicable Call Return. The Call Return for each Security increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Fund from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Share Price. The Call Return for each Security increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the applicable Fund does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of one share of the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	September 26, 2014
	Original Issue Date (Settlement Date)[1]	September 30, 2014
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	September 26, 2016
	Maturity Date[2]	September 30, 2016
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Postponement of an Observation Date — Securities Linked to a Single Component" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-11-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-11-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Fund. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Funds described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two (2) Security offerings is linked to a different Fund and each of the two (2) Security offerings has its own Call Return rate, Initial Share Price and Trigger Price, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Trigger Price for each Security will not be greater than the high end of the applicable range listed below, but you should be willing to invest in the Securities if the applicable Trigger Price were set equal to the high end of that range. The performance of each Security offering will not depend on the performance of the other Security offering.

Fund	Call Return Rate	Initial Share Price	Trigger Price*	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF (EEM)	8.00% per annum	$•	70% to 75% of the Initial Share Price	48127H612	US48127H6128
iShares® Russell 2000 ETF (IWM)	8.00% per annum	$•	65% to 70% of the Initial Share Price	48127H596	US48127H5963

* The Trigger Price may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-11-I dated November 26, 2013 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-11-I, will supersede the terms set forth in product supplement no. UBS-11-I. In particular, please refer to "Additional Terms Specific to the Securities" in this free writing prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-11-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® MSCI Emerging Markets ETF		$10		$0.15		$9.85
Securities linked to the iShares® Russell 2000 ETF		$10		$0.15		$9.85
(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-11-I, as supplemented by "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Trigger Price equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.751 and $9.736 per $10 principal amount Security linked to the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF, respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and for each offering will not be less than $9.50 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-11-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Fund. The purchaser of a Security will acquire a security linked to a single Fund (not to a basket that includes the other Fund). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each Security offering relates only to a single Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Fund (or the other Fund) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-11-I dated November 26, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-11-I and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-11-I dated November 26, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213009617/e56367_424b2.pdf
♦	Underlying supplement No. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Securities — Calculation Agent" in the accompanying product supplement no. UBS-11-I, all calculations with respect to the Trigger Price for each Fund may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Fund.

♦You believe the applicable Fund will close at or above the applicable Initial Share Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the applicable Fund and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

♦You would be willing to invest in the Securities if the applicable Trigger Price were set equal to the high end of the applicable range indicated on the cover hereof (the actual Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the high end of the applicable range listed on the cover).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the applicable Fund.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Fund.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the applicable Fund will decline during the term of the Securities and is likely to close below the applicable Trigger Price on the Final Valuation Date, exposing you to the full negative Fund Return of the applicable Fund at maturity.

♦You seek an investment that participates in the full appreciation in the price of one share of the applicable Fund or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

♦You would not be willing to invest in the Securities if the applicable Trigger Price were set equal to the high end of the applicable range indicated on the cover hereof (the actual Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the high end of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the applicable Fund.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-11-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	iShares® MSCI Emerging Markets ETF iShares® Russell 2000 ETF
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	24 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1,2]	December 26, 2014 March 26, 2015 June 26, 2015 September 28, 2015 December 28, 2015 March 28, 2016 June 27, 2016 September 26, 2016 (Final Valuation Date)
Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return for each Security increases the longer the Securities are outstanding and is based upon the rate of 8.00% per annum.
Call Price	The Call Price for each Security equals the principal amount per Security plus the applicable Call Return. The table below reflects the Call Return rate for each Security of 8.00% per annum.
		iShares® MSCI Emerging Markets ETF		iShares® Russell 2000 ETF
Observation Date[1,2]	Call Settlement Dates[2]	Call Return (numbers below reflect the rate of 8.00% per annum)	Call Price (per $10)	Call Return (numbers below reflect the rate of 8.00% per annum)	Call Price (per $10)
December 26, 2014	December 30, 2014	2.00%	$10.20	2.00%	$10.20
March 26, 2015	March 30, 2015	4.00%	$10.40	4.00%	$10.40
June 26, 2015	June 30, 2015	6.00%	$10.60	6.00%	$10.60
September 28, 2015	September 30, 2015	8.00%	$10.80	8.00%	$10.80
December 28, 2015	December 30, 2015	10.00%	$11.00	10.00%	$11.00
March 28, 2016	March 30, 2016	12.00%	$11.20	12.00%	$11.20
June 27, 2016	June 29, 2016	14.00%	$11.40	14.00%	$11.40
September 26, 2016 (Final Valuation Date)	September 30, 2016 (Maturity Date)	16.00%	$11.60	16.00%	$11.60
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the applicable Final Share Price is less than the applicable Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Fund Return)

Accordingly, you will incur a loss proportionate to the negative Fund Return of the applicable Fund and will lose some or all of your principal amount at maturity.

Fund Return	(Final Share Price - Initial Share Price) Initial Share Price
Initial Share Price[3]	The closing price of one share of the applicable Fund on the Trade Date, divided by the Share Adjustment Factor
Final Share Price	The closing price of one share of the applicable Fund on the Final Valuation Date
Share Adjustment Factor[3]	Set equal to 1.0 on the Trade Date
Trigger Price[3]

For Securities linked to the iShares® MSCI Emerging Markets ETF: 70% to 75% of the Initial Share Price

For Securities linked to the iShares® Russell 2000 ETF: 65% to 70% of the Initial Share Price

The actual Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the high end of the applicable range.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	Subject to adjustment upon the occurrence of certain events affecting the Fund as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-11-I. The Trigger Price may be rounded up to the nearest cent.

Investment Timeline
Trade Date	The closing price of one share of the applicable Fund is determined and the applicable Trigger Price is finalized.

Quarterly

The Securities will be called if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the applicable Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the applicable Call Return rate.

Maturity Date

The applicable Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, JPMorgan Chase will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the applicable Final Share Price is less than the applicable Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the applicable Fund, equal to a return of:

$10 × (1 + Fund Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-11-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price.  However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under "Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Tax Consequences if Treated as Debt Instruments" in the accompanying product supplement, withholding under legislation commonly referred to as "FATCA" may apply to amounts treated as interest paid with respect to the Securities, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Securities. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Securities. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-11-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Fund has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Fund from the applicable Initial Share Price to the applicable Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Fund Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Fund at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Fund is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the price of the applicable Fund closes below the applicable Trigger

Price on the Final Valuation Date. Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the applicable Final Share Price is below the applicable Trigger Price and applies only if you hold your Securities to maturity.
♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation in the closing price of one share of the applicable Fund, which may be significant. Because the Call Return for each Security increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the applicable Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in that Fund. Even though you will not participate in any potential appreciation of the applicable Fund, you may be exposed to the applicable Fund's downside market risk if the Securities are not called.
♦	The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Fund — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the applicable Fund. Greater expected volatility with respect to the applicable Fund reflects a higher expectation as of the Trade Date that the price of one share of that Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate for each Security is a fixed amount and depends in part on this expected volatility. A higher Call Return rate is generally associated with greater expected volatility. However, the applicable Fund's volatility can change significantly over the term of the Securities. The price of one share of the applicable Fund for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the applicable Call Return rate could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-11-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the applicable Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the applicable Fund;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	the dividend rates on the equity securities underlying the applicable Fund;
♦	interest and yield rates in the market generally;
♦

the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets ETF trade and the correlation among those rates and the prices of the iShares® MSCI Emerging Markets ETF;

♦	the occurrence of certain events affecting the applicable Fund that may or may not require an adjustment to the applicable Share Adjustment Factor, including a merger or acquisition; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Applicable Fund or the Equity Securities Composing That Fund — Investing in the Securities is not equivalent to investing in the applicable Fund or the equity securities held by that Fund. As an investor in the Securities, you will not have any ownership interest or rights in the applicable Fund or the equity securities held by that Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Applicable Fund or the Equity Securities Composing That Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the applicable Fund or the equity securities held by that Fund and received the dividends on that Fund or those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the closing price of one share of the applicable Fund on the Observation Dates without taking into consideration the value of dividends on that Fund or the equity securities held by that Fund.
♦	No Affiliation with the Applicable Fund or the Issuers of the Equity Securities Composing That Fund — We are not affiliated with the applicable Fund or, to our knowledge, the issuers of the equity securities composing that Fund. We have not independently verified the information about the applicable Fund or the issuers of the equity securities composing that Fund contained in this free writing prospectus. You should make your own investigation into the applicable Fund and the issuers of the equity securities composing that Fund. We are not responsible for the public disclosure of information by the applicable Fund or the issuers of the equity securities composing that Fund, whether contained in SEC filings or otherwise.
♦	No Assurances of a Flat or Bullish Environment — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.

♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Fund and could affect the value of the applicable Fund, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Fund may adversely affect the market price of the applicable Fund and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Fund on an Observation Date, determining if the Securities are to be automatically called, calculating the applicable Fund Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-11-I.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement, and JPMS's estimated value may be as low as the applicable minimum set forth on the cover of this free writing prospectus, and the Trigger Price may be as high as the applicable maximum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimum for JPMS's estimated value and the maximum for the Trigger Price of the applicable Security.

Risks Relating to Securities Linked to the Applicable Fund

♦	There Are Risks Associated with the Applicable Fund — Although shares of the applicable Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that Fund or that there will be liquidity in the trading market. The applicable Fund is subject to management risk, which is the risk that the investment strategies of that Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the applicable Fund, and consequently, the value of the Securities.
♦	Differences Between the Applicable Fund and Its Underlying Index — The applicable Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the applicable Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the applicable Fund and its underlying index. Finally, because the shares of the applicable Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of that Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of the applicable Fund may not correlate with the performance of its underlying index.
♦	Emerging Markets Risk with Respect to the iShares® MSCI Emerging Markets ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF and included in its underlying index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

♦	The Securities Are Subject to Currency Exchange Risk with Respect to the iShares® MSCI Emerging Markets ETF — Because the prices of the equity securities held by and included in the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the price of the iShares® MSCI Emerging Markets ETF, holders of the applicable Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by and included in the iShares® MSCI Emerging Markets ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by or included in the iShares® MSCI Emerging Markets ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks with Respect to the iShares® Russell 2000 ETF — The equity securities held by the iShares® Russell 2000 ETF and included in its underlying index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the applicable Initial Share Price and applicable Trigger Price for certain events affecting the applicable Fund, the calculation agent is not required to make an adjustment for every event that can affect the applicable Fund. If an event occurs that does not require the calculation agent to adjust the applicable Initial Share Price and the applicable Trigger Price, the market value of your Securities, whether the Securities will be automatically called and the payment at maturity if not previously called may be materially and adversely affected.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Fund with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	24 months (unless earlier called)
Initial Share Price:	$100.00
Call Return Rate:	8.00% per annum (or 2.00% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$80.00* (which is 80%* of the hypothetical Initial Share Price)
*

The actual Trigger Price for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual value of the payment upon automatic call or at maturity and the actual Trigger Price applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and depend in part on the Initial Share Price of the applicable Fund, which will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Fund. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price of one share of the applicable Underlying Stock on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$110.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.20

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.20 per $10.00 principal amount (2.00% return on the Securities). No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$110.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$11.60

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.60 per $10.00 principal amount (16.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Share Price Is At or Above the Trigger Price

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$80.00 (below Initial Share Price, but at or above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Fund Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Funds

Included on the following pages is a brief description of the Funds. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Fund. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of either Fund as an indication of future performance.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  BlackRock Fund Advisors ("BFA") is currently the investment adviser for the iShares® MSCI Emerging Markets ETF.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the Fund was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the iShares® MSCI Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under "Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® MSCI Emerging Markets ETF

The following table sets forth the quarterly high and low closing prices of one share of the iShares® MSCI Emerging Markets ETF, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the Fund on September 25, 2014 was $42.23. The actual Initial Share Price will be the closing price of one share of the Fund on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the Fund has experienced significant fluctuations. The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the Securities. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		$27.10	$19.94	$24.81
4/1/2009	6/30/2009		$34.64	$25.63	$32.23
7/1/2009	9/30/2009		$39.28	$30.74	$38.91
10/1/2009	12/31/2009		$42.07	$37.57	$41.50
1/1/2010	3/31/2010		$43.20	$36.83	$42.12
4/1/2010	6/30/2010		$43.98	$36.17	$37.32
7/1/2010	9/30/2010		$44.77	$37.59	$44.77
10/1/2010	12/31/2010		$48.58	$44.78	$47.64
1/1/2011	3/31/2011		$48.67	$44.60	$48.67
4/1/2011	6/30/2011		$50.20	$45.50	$47.60
7/1/2011	9/30/2011		$48.48	$34.95	$35.10
10/1/2011	12/31/2011		$42.76	$34.36	$37.94
1/1/2012	3/31/2012		$44.75	$38.23	$42.95
4/1/2012	6/30/2012		$43.55	$36.69	$39.14
7/1/2012	9/30/2012		$42.37	$37.42	$41.33
10/1/2012	12/31/2012		$44.35	$40.16	$44.35
1/1/2013	3/31/2013		$45.23	$41.80	$42.77
4/1/2013	6/30/2013		$44.23	$36.65	$38.50
7/1/2013	9/30/2013		$43.28	$37.34	$40.76
10/1/2013	12/31/2013		$43.66	$40.48	$41.80
1/1/2014	3/31/2014		$41.01	$37.11	$41.01
4/1/2014	6/30/2014		$43.95	$40.82	$43.23
7/1/2014	9/25/2014	*	$45.85	$42.18	$42.23

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through September 25, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the Fund from January 2, 2004 through September 25, 2014, based on information from Bloomberg, without independent verification The dotted line represents a hypothetical Trigger Price, equal to 72.50% (the midpoint of the range of 70% to 75%) of the closing price on September 25, 2014. The actual Trigger Price will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the Fund on the Trade Date (the Initial Share Price) and will not be less than 70% of the Initial Share Price or greater than 75% of the Initial Share Price.

Past performance of the Fund is not indicative of the future performance of the Fund.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF is an exchange-traded fund of iShares® Trust, a registered investment company that consists of separate investment portfolios, and managed by BlackRock Fund Advisors, the investment adviser to the iShares® Russell 2000 ETF. The iShares® Russell 2000 ETF seeks to track the investment results of an index composed of small-capitalization U.S. equities, which is currently the Russell 2000® Index.. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. On July 1, 2013, the name of the Fund was changed from the iShares® Russell 2000 Index Fund to the current name. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the iShares® Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® Russell 2000 ETF, see the information set forth under "Fund Descriptions — The iShares® Russell 2000 Index Fund" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® Russell 2000 ETF

The following table sets forth the quarterly high and low closing prices of one share of the iShares® Russell 2000 ETF, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the Fund on September 25, 2014 was $110.17. The actual Initial Share Price will be the closing price of one share of the Fund on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the Fund has experienced significant fluctuations. The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the Securities. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		$51.25	$34.39	$42.05
4/1/2009	6/30/2009		$53.20	$42.78	$51.08
7/1/2009	9/30/2009		$62.02	$47.87	$60.24
10/1/2009	12/31/2009		$63.36	$56.22	$62.44
1/1/2010	3/31/2010		$69.23	$58.68	$67.80
4/1/2010	6/30/2010		$74.13	$61.12	$61.12
7/1/2010	9/30/2010		$67.67	$59.04	$67.50
10/1/2010	12/31/2010		$79.20	$66.94	$78.24
1/1/2011	3/31/2011		$84.17	$77.19	$84.17
4/1/2011	6/30/2011		$86.39	$77.78	$82.80
7/1/2011	9/30/2011		$85.65	$64.30	$64.30
10/1/2011	12/31/2011		$76.42	$60.99	$73.75
1/1/2012	3/31/2012		$84.40	$74.56	$82.81
4/1/2012	6/30/2012		$83.83	$73.65	$79.56
7/1/2012	9/30/2012		$86.40	$76.65	$83.44
10/1/2012	12/31/2012		$84.66	$76.84	$84.32
1/1/2013	3/31/2013		$94.80	$86.60	$94.43
4/1/2013	6/30/2013		$99.51	$89.58	$97.00
7/1/2013	9/30/2013		$107.09	$98.08	$106.61
10/1/2013	12/31/2013		$115.36	$103.64	$115.36
1/1/2014	3/31/2014		$119.83	$108.65	$116.34
4/1/2014	6/30/2014		$118.81	$108.88	$118.81
7/1/2014	9/25/2014	*	$120.02	$110.33	$110.17

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through September 25, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the Fund from January 2, 2004 through September 25, 2014, based on information from Bloomberg, without independent verification The dotted line represents a hypothetical Trigger Price, equal to 67.50% (the midpoint of the range of 65% to 70%) of the closing price on September 25, 2014. The actual Trigger Price will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the Fund on the Trade Date (the Initial Share Price) and will not be less than 65% of the Initial Share Price or greater than 70% of the Initial Share Price.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-11-I.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and the section for the applicable Fund set forth under "The Funds" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.